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                                                             Opinion of Counsel

                                  May 29, 1997

The Gabelli Multimedia Trust Inc.
One Corporate Center
Rye, New York 10580

Ladies and Gentlemen:

        We have acted as special Maryland counsel to The Gabelli Multimedia Trust Inc. (the "Fund"), in connection with the registration by the Fund of 1,200,000 shares of its __% Cumulative Preferred Stock, liquidation preference $25 per share (the "Preferred Shares") pursuant to a Registration Statement filed on Form N-2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Registration Nos. 333-24587 and 811-8476) (the "Registration Statement") and the proposed issuance and sale of the Preferred Shares.

        You have requested our opinion concerning certain matters involving the law of the State of Maryland in connection with the registration of the Preferred Shares. We have prepared this opinion letter as attorneys admitted to practice law in the State of Maryland, and our opinion is limited to the laws of the State of Maryland in effect as of the date hereof. We express no opinion herein as to any matters of federal law or the laws of any other state or jurisdiction.

        In our capacity as special Maryland counsel to the Fund and for the purpose of rendering the opinion expressed herein, we have examined originals or copies of the following documents:

        1. The Charter of the Fund as on file with the Maryland State Department of Assessments and Taxation ("SDAT") as of May 29, 1997; and

        2. Certificates of the Corporate Secretary and Treasurer of the Fund dated as of the date of this letter, including all exhibits attached thereto (which exhibits include, among other things, a copy of the bylaws of the Fund, as amended and restated as of the date of this letter, and certain resolutions adopted by the Board of Directors of the Fund); and

        3. A form of the Articles Supplementary of the Fund which establish the rights, preferences, voting powers, limitations, restrictions, qualifications and terms and conditions of redemption of the Preferred Shares (the "Articles Supplementary"); and

        4. Such other documents, instruments and certificates as we have determined to be reasonably necessary in order to render the opinion expressed herein.

        In rendering the opinion expressed in this letter, we have assumed that all documents submitted to us as originals are authentic, all documents submitted as certified or photostatic copies
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The Gabelli Multimedia Trust Inc.
May 29, 1997
Page 2


conform to the original documents, all signatures on all documents submitted to us for examination are genuine, all natural persons who executed any of the documents or certificates that we have reviewed or relied upon had, at the time of such execution, legal capacity, and all public records reviewed by us are accurate and complete.

        In rendering the opinion expressed herein, we have relied as to the factual matters contained therein on the Certificates of Corporate Secretary and Treasurer and have made no independent investigation or inquiry as to such matters.

        Based upon the foregoing, and subject to the foregoing assumptions and the other assumptions and qualifications set forth herein, it is our opinion that, if the Articles Supplementary shall be duly executed and acknowledged and filed with the SDAT in accordance with the Maryland General Corporation Law prior to the issuance of any of the Preferred Shares and each of the Preferred Shares shall have been issued and sold against payment and receipt of a purchase price equal to at least its par value in accordance with the resolutions of the Board of Directors of the Fund which authorize the issuance and sale thereof, each of the Preferred Shares shall be legally issued, fully paid and nonassessable.


        For purposes of our opinion set forth above, we have assumed that (a) there will be no amendment to Charter or bylaws of the Fund subsequent to the date of this letter and prior to the issuance of any of the Preferred Shares other than the filing of the Articles Supplementary with the SDAT, (b) the Fund shall not engage in a merger or consolidation with any other entity subsequent to the date of this letter and prior to the date of the issuance of any of the Preferred Shares in which the Fund would not be the successor entity or which would result in any change to the Charter of the Fund, and (c) no proceeding for the dissolution or liquidation of the Fund shall be commenced by or against the Fund or authorized by the Board of Directors of the Fund subsequent to the date of this letter and prior to the issuance of the Preferred Shares.

        We hereby consent to be named in the Registration Statement as the attorneys who will pass upon certain matters relating to the laws of the State of Maryland, to the reference to us under the heading "Legal Matters" in the Amendment and to the filing of this opinion as an exhibit to the Registration Statement. Notwithstanding the foregoing, in giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulation of the Commission thereunder.



                                        Very truly yours,


                                        Miles & Stockbridge,
                                        a Professional Corporation


                                        By /s/ John B. Frisch
                                           -------------------------------
                                           Principal